Exhibit 5.1

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December 22, 2015

ZAIS Group Holdings, Inc.

Two Bridge Avenue, Suite 322

Red Bank, NJ 07701-1106

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to ZAIS Group Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the United States Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the offer and sale by certain selling stockholders (the “Selling Stockholders”) from time to time in one or more offerings of up to 5,804,181 shares (the “Shares”) of the Company’s Class A common stock, par value $0.0001 (the “Common Stock”).

We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, as of the date hereof, the Shares are validly issued, fully paid and non-assessable.

In connection with the opinion expressed above, we have assumed that, at or prior to the time of the delivery of the Shares, (i) the Company shall remain validly existing as a corporation in good standing under the laws of the State of Delaware; (ii) the Registration Statement shall have been declared effective and such effectiveness shall not have been terminated or rescinded; and (iii) there shall not have occurred any change in law affecting the validity or enforceability of the Shares. We have also assumed that neither the delivery of the Shares nor the compliance by the Company with the terms of the Shares will violate any applicable law or public policy or will result in a violation of any provision of any instrument or agreement then binding upon the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company.

ZAIS Group Holdings, Inc.

December 22, 2015

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ McDermott Will & Emery LLP

McDermott Will & Emery LLP